10/20/2003

From: Shanghai Zhangjiang High-Tech District Office
To: Shanghai Broadband Network Inc.

Re: Approval on Shanghai Broadband Stock Right Transfer; Increasing Registration Capital; Directorate Constitution Alteration (No. 466)

The application documents regarding the stock right transfer have been received; the following have been ratified after investigation:

1. Your agreement, constitution and contract modification on directorate alteration, stock right transfer.

2. Out of 20% of your stock owned by the original investor (Shanghai Information Enterprise Development Co. Ltd.), 15% of the stock will be transferred to your foreign investor - Asia Broadband, Inc. (US Company). The funds will be paid within 3 month after this alteration. After the stock transfer, the contributions from Shanghai Information Enterprise Development Co. Ltd., Shanghai Information Office Technology Center and Asia Broadband, Inc. are US$50,000.00 and US$900,000.00; the shares held by these three entities are 5%, 5% and 90%.

3. Your registration capital will increase US$400,000.00 which will be paid in US dollars by Asia Broadband, Inc. in 3 months after this alteration. After the increase, your total investment amount, registration capital will be US$1,990,000.00 and US$1,400,000.00. The contributions from Shanghai Information Enterprise Development Co. Ltd., Shanghai Information Office Technology Center and Asia Broadband, inc. are US$50,000.00, US$50,000.00 and US$1,300,000.00; the shares held by these three entities are 3.57%, 3.57% and 92.86%.

4. New directorate constitution: one director from Shanghai Information Enterprise Development Co. Ltd., one from Shanghai Information Office Technology Center and five from Asia Broadband, Inc.

After receiving this approval, please contact Shanghai industry and commerce Bureau Pudong New District in a month for relevant alteration process.